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Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
mdonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

HEALTHEXTRAS ANNOUNCES CHAIRMAN OF THE BOARD TRANSITION

ROCKVILLE, MD, April 29, 2005 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, announced today that Mr. Edward S. Civera has been elected Chairman of the Board of HealthExtras, Inc., effective immediately following the Company’s Annual Stockholders Meeting on June 7, 2005. Mr. Civera was instrumental in the development and formation of HealthExtras, and has served on the Company’s Board of Directors since early 2000. Mr. Thomas L. Blair, the current Chairman of the Board, will continue as a HealthExtras board member.

Both Messrs. Civera and Blair served on the Board of Directors of United Payors & United Providers and were Co-CEO’s of that publicly traded company until its sale in the year 2000. Mr. Civera also worked with Mr. Blair in founding HealthExtras.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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